FOURTH AMENDMENT TO AMENDED AND RESTATED  COINSURANCE AND MODIFIED COINSURANCE AGREEMENT  THIS  FOURTH  AMENDMENT  TO  AMENDED  AND  RESTATED  COINSURANCE  AND  MODIFIED  COINSURANCE  AGREEMENT  (“Amendment”)  effective  April  ___,  2023  amends  the  AMENDED  AND  RESTATED COINSURANCE AND MODIFIED COINSURANCE AGREEMENT effective February 4, 2021  (the  “Agreement”) between MEMBERS LIFE INSURANCE COMPANY and CMFG LIFE INSURANCE COMPANY.  WHEREAS, the parties wish to amend the terms of the Agreement to revise the names of the policies  attached to the Agreement to update them to reflect changes associated with the branding changes.  NOW THEREFORE,  in  consideration of  the premises and  the mutual  covenants  contained herein,  the  parties agree to amend the Agreement as follows:  1.1 Amendment to SCHEDULE A. “Schedule A – Covered Policies” to the Agreement is replaced in its  entirety with the “Schedule A – Covered Policies” attached to this Amendment.  IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized  representatives effective as of the date set forth above.  MEMBERS LIFE INSURANCE COMPANY    CMFG LIFE INSURANCE COMPANY  By:   By:   Print Name:   Print Name:   Title:   Title:   Date:   Date:   17 Laureen WingerBrian Borakove EVP, Chief Financial OfficerSenior Vice President Electronically Signed 2023-04-25 21:05:01 UTC - 96.58.131.172 Nintex AssureSign® d66a5cdc-6f5d-4b7f-aa43-afef01200575 Laureen Winger 04/25/2023 Electronically Signed 2023-04-25 17:54:30 UTC - 208.91.239.10 Nintex AssureSign® 0a9f00de-0748-4b47-9a33-afef0120057a 04/25/2023

SCHEDULE A  COVERED POLICIES  MEMBERS® Zone Annuity  MEMBERS® Horizon Variable Annuity  TruStage™ Horizon II Annuity  TruStage™ Zone Income Annuity  TruStage™ ZoneChoice Annuity